                                                                   EXHIBIT 10.14

TESSERA CONFIDENTIAL

                                  TESSERA, INC.
                            TCC(R) LICENSE AGREEMENT

This Agreement is entered into as of this 24th day of September, 1999 ("Effective Date"), between TESSERA INC., a corporation organized under the laws of Delaware, having a principal place of business at 3099 Orchard Drive, San Jose, CA, 95134, USA and the Tessera Affiliates ("Tessera") EEMS Italia, SpA a corporation organized under the laws of Italy having a principal place of business at Viale Delle Scienze, 021015 Cittaducale, RI and the Licensee Affiliates ("Licensee") with reference to the following facts:

                                     Scope:

WHEREAS, Tessera owns certain semiconductor integrated circuit ("IC") packaging technology it calls TCC technology along with related IC tape design and mounting technology it calls TCMT technology, where said technologies include manufacturing processes, package device designs and specifications, including design rules and certain other proprietary information and technology required to manufacture TCC packages, and

WHEREAS, Licensee wishes to use the Tessera patented technology and Technical Information to assemble said TCC packages and to sell same in accordance with the terms hereof.

The Parties Hereto Agree:

      I. DEFINITIONS. As used herein, the following terms shall have the following meaning:

      A. The term "TCC" is an acronym for Tessera Compliant Chip, a type of integrated circuit ("IC") package which is the subject matter of certain Tessera Patents licensed hereunder. By way of non-limiting examples, such TCC packages may include IC packages that are in a fan-in arrangement (where external electrical terminals overlie a surface of an IC device ) or are in a fan-out arrangement (where external electrical terminals are arranged beyond the periphery of an IC device) or are in a fan-in/fan-out arrangement (where external electrical terminals both overlie a surface of an IC device and extend beyond the periphery of the IC device). In such examples, the contact bearing surface of the IC device may face either towards or away from the external electrical terminals.

      B. The term "Tape" shall mean any flexible film circuit starting material that may be made under certain of the Tessera Patents, including but not limited to TAB tape, flex-circuit film, and substantial equivalents commonly available in the industry.

      C. The verbs "Convert" and "Converted" and the noun, "Conversion" refer to a process or method by which Tape (whether or not made under the Tessera Patents) is configured with a compliant die mounting layer, die attach adhesive layer, or otherwise disposed for subsequent packaging of an IC in a TCC package.

      D. The term "TCMT" means Converted Tape capable of being incorporated into the manufacture of a TCC package.


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

TESSERA CONFIDENTIAL

      E. The term "Technical Information" means Tessera Tape Conversion and package assembly know-how relating to the design, manufacture and assembly of TCC packages (excluding Batch Technology as defined herein) which may be proprietary and/or confidential in nature and which may include, without limitation, material specifications, current best method of assembly, tooling specifications, design methods and techniques, proprietary software, process data, yields, reliability data, and other Tessera engineering data and test results needed by Licensee (the foregoing by mutual agreement) to exercise the rights, licenses and privileges granted hereunder.

      F. The term "Batch Technology" as used herein means Patents and technical information relating to or including: (i) any method or result of U.S. Patent Number 5,518,964 (and related Patents) for making flexible electrically conducting element(s), joining said elements to electrical contact(s) on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer, or interconnect substrate, and forming said element(s) away from the plane of said contacts in a predetermined fashion into the flexible electrical lead(s) of a TCC package; (ii) any method or result of U.S. Patent 5,455,390 (and related Patents) for making and forming flexible conducting element(s) on a dielectric film and then simultaneously joining said elements to electrical contacts on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer or interconnect substrate to produce the flexible electrical leads of a TCC package; and/or
(iii) any method or result of further invention or Patent made or acquired by Tessera during the term hereof covering any processing method for simultaneously forming, producing and/or connecting a plurality of flexible electrical leads of a TCC package. Notwithstanding, the parties expressly agree that any TCC package made and/or connected individually on a semiconductor integrated circuit or undiced wafer by traditional wire bonding methods and/or tape automated bonding ("TAB") gang bonding methods, is NOT included in Batch Technology.

      G. The term "Patent" means letters patents, utility models, allowances and applications therefor in all countries of the world, including re-issues, re-examinations, continuations, continuations-in-part, divisionals, and all corresponding foreign patents.

      H. The term "Tessera Patent" means Patent(s) assigned to Tessera that arise out of inventions based on the Technical Information made and/or acquired by Tessera prior to expiration or termination of this Agreement (excluding Batch Technology as defined herein). The term Tessera Patent shall further include any third party patent based on Technical Information (excluding Batch Technology as defined herein) under which Tessera or any successor thereof has the right to grant licenses of the scope granted herein, as of the Effective Date or at any time during the term of this Agreement, without the payment of royalty or other consideration to such third parties except for payment to third parties for inventions made by said parties while employed by Tessera or any successor thereof. As of the Effective Date of this Agreement, Tessera Patents, as defined above, consist of those Patents set forth in Attachment A. Tessera has sole discretion in the prosecution of the Tessera patent applications prospectively licensed hereunder, non-exclusively including filing continuations, continuations-in-part, divisionals, filing corresponding foreign patents applications and/or abandoning one or more of such patent applications.

      I. The term "Billable Pin" means any electrical connection to an IC bond pad made or contained in any TCC package licensed hereunder.


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

TESSERA CONFIDENTIAL

      J. The term "Licensee Improvements" means derivatives, improvements, modifications, or enhanced specifications relating to a TCC package, or related materials, that may infringe a Tessera Patent or may be made or incorporated in a TCC package by or for Licensee.

      K. The term "Standards" means those minimum standards as set forth in Attachment C pursuant to which Licensee may sell any TCC package under a Mark (as defined in Paragraph VIII.).

      L. The term "Licensee Affiliate" means any company which agrees to be bound by the terms and conditions of this Agreement and has more than fifty percent (50%) of the voting stock owned or controlled by Licensee. A company shall be considered a Licensee Affiliate only so long as such majority ownership or control exists. Licensee shall be ultimately responsible for the actions of the Licensee Affiliates pursuant to this Agreement.

      M. The term "Tessera Affiliate" means any company which agrees to be bound by the terms and conditions of this Agreement and has more than fifty percent (50%) of the voting stock owned or controlled by Tessera. A company shall be considered a Tessera Affiliate only so long as such majority ownership or control exists.

      N. The term "Consulting Services" means the training and assistance provided by Tessera on a good faith reasonable efforts basis to Licensee for equipment selection, set-up, integration and qualification for a single semiconductor package manufacturing line for the manufacture of up to three (3) million TCC packages (excluding Batch Technology as defined herein) per month for which Tessera receives compensation under Paragraph III.D. herein. While performing the Consulting Services, Tessera shall act only in the role of a consultant, and Licensee shall solely bear financial and legal responsibilities in connection with the completion and results of such Consulting Services, including all aspects thereof. Tessera shall consult with Licensee on all matters pertaining to the Consulting Services. At the time of execution of this Agreement, the Parties agree that such line shall be based upon Tessera's current Zinger(TM) 4.0 manufacturing line.

      II. LICENSEE RIGHTS

      A. License Grant. Subject to the terms and conditions hereinafter set forth, Licensee's agreement to the provisions hereof including all attachments hereto, and Licensee's payment of the fees and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a world-wide, non-exclusive, non-transferable, non-sublicensable, limited license to the Tessera Patents and Technical Information to make or have made Tape and Convert or have Converted such Tape into TCMT (such Tape and Conversion rights pursuant to Paragraph IX) for Licensee to package and/or assemble ICs into TCC packages and use or sell such TCC packages. Licensee specifically is NOT granted any "have made" rights which would allow Licensee to have non-Affiliates package and/or assemble ICs into TCC packages for Licensee.

      B. Batch Technology Excluded. Notwithstanding anything herein to the contrary, Batch Technology is excluded from the scope of this Agreement, and Licensee's rights herein expressly exclude any right to package and/or assemble, or sell any TCC package made using Batch Technology.


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

TESSERA CONFIDENTIAL

      C. No Implied License. Notwithstanding the foregoing, nothing in this Agreement shall be construed to grant Licensee or its Affiliates, successors or assigns or any third parties an implied license under any patent owned by Tessera other than the Tessera Patents (as defined above).

      III. FEES AND ROYALTY

      A. License Fee. As consideration for the licenses and privileges of Paragraph II.A. hereof, Licensee shall pay to Tessera the sum of [*] US DOLLARS ($[*]). The payment of such License Fee shall be as follows:

        (1) Licensee shall pay [*] US DOLLARS (US$[*]) in quarterly payments of [*] US DOLLARS (US$[*]) on the following schedule:

------------------------------------------------------------------------------
               Payment Amount                 Payment Deadline
                   (US$)
------------------------------------------------------------------------------
    First             US$[*]           Within thirty (30) days of the
   Payment                             Effective Date of the Agreement
------------------------------------------------------------------------------
    Second            US$[*]           Four (4) months from the Effective Date
   Payment
------------------------------------------------------------------------------
    Third             US$[*]           Seven (7) months from the Effective
   Payment                             Date
------------------------------------------------------------------------------
    Fourth            US$[*]           Ten (10) months from the Effective Date
   Payment
------------------------------------------------------------------------------

        (2) the remaining [*] US DOLLARS (US$[*]) in License Fee compensation shall be waived by Licensee's attainment of a minimum cumulative production quantity and sales level of royalty bearing TCC packages (for which Licensee pays Tessera a royalty directly, i.e. based upon this Agreement) on the following schedule:

------------------------------------------------------------------------------
     Deadline        Cumulative Production & Sales Quantity     Waiver Amount
                        of Royalty Bearing TCC packages
------------------------------------------------------------------------------
  Two years from                [*]                             US$[*]
  March 31, 2000
------------------------------------------------------------------------------
  Three years from              [*]                             US$[*]
  March 31, 2000
------------------------------------------------------------------------------
  Four years from               [*]                             US$[*]
  March 31, 2000
------------------------------------------------------------------------------

      As Licensee meets the cumulative schedule (shown above) each year, the amount listed in the "Waiver Amount" column shall be subtracted and waived from the remaining [*] US DOLLARS due Tessera as a License Fee. If Licensee's production and sales of royalty bearing TCC packages does not meet the commitment schedule shown above at a respective Deadline, i.e. the end of a respective production and sales period, any unpaid or unwaived portion of the remaining [*] US DOLLAR License Fee shall be immediately due and payable to Tessera from Licensee.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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

TESSERA CONFIDENTIAL

      B. Royalty. In addition to the License Fee, Licensee shall pay running royalties for the license granted in Paragraph II.A. four times annually (as set forth in Paragraph V) to Tessera during the term of this Agreement. Licensee shall pay a starting royalty of [*] (US$[*]) per Billable Pin for TCC packages made by Licensee hereunder, whether sold, transferred or used internally. After Licensee has paid to Tessera [*] US DOLLARS (US$[*]) in royalties, the Licensee shall begin paying a mid-range royalty of [*] (US$[*]) per Billable Pin for TCC packages made by Licensee hereunder, whether sold, transferred or used internally. After Licensee has paid to Tessera [*] US DOLLARS (US$[*]) in cumulative royalties, Licensee shall begin paying a base royalty of [*] (US$[*]) per Billable Pin for TCC packages made by Licensee hereunder, whether sold, transferred or used internally for the remainder of this Agreement. Notwithstanding, no running royalty need be paid for scrap TCC packages for which Licensee provides Tessera a certification from a third party customer that such third party customer does not use, sell or otherwise transfer such scrap TCC packages or receive payment or value of any kind therefor.

      C. Royalty Adjustments. In making the royalty payments due Tessera, Licensee may subtract from such royalty payments any preceding royalty payments for defective royalty bearing TCC packages that are returned to Licensee from Licensee's customers ("Royalty Adjustment"). However, if at any time such defective TCC packages are resold by Licensee, Licensee shall pay a royalty to Tessera for such resold TCC packages, as set forth in this Agreement. Before a Royalty Adjustment can be so subtracted, Licensee must have originally paid a royalty on the particular returned TCC package. All Royalty Adjustments must be specified with the information set forth in Attachment B hereto.

      D. Royalty Buy-Down Payment. At any time, Licensee may elect to pay Tessera [*] US DOLLARS (US$[*]) in which event said Licensee shall notify Tessera of Licensee's intent to exercise the option under this Paragraph and tender such payment and henceforth pay royalties at the base royalty level of [*] (US$[*]) per Billable Pin (as set forth in Paragraph III.B., above). Such royalty buy-down payment shall not affect the royalties Licensee has paid to Tessera prior to Licensee's exercise of the royalty buy-down payment set forth in this Paragraph. Further, such royalty buy down payment shall also not affect the royalty amounts due Tessera for TCC packages manufactured prior to Licensee's exercise of the royalty buy-down payment set forth in this Paragraph.

      E. Consulting Fee and Deliverables. As consideration for the Consulting Services, Licensee shall pay to Tessera a consulting fee in the sum of [*] US DOLLARS (US$[*]) (hereinafter the "Consulting Fee"). The Consulting Fee shall be paid to Tessera in progress payments for completion of tasks and services as summarized in the table immediately below and further defined in Attachment D. Notwithstanding anything herein to the contrary, Licensee agrees upon completion of the relevant portion of the Deliverables (as set forth in the table below), Tessera's Consulting Services' obligations with respect to such portions shall terminate and Licensee shall tender any remaining, unpaid portion of the Consulting Fee to Tessera with special dispatch. Licensee and Tessera agree to coordinate all work with Licensee's project manager and engineers to accomplish the following schedule of objectives:

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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

TESSERA CONFIDENTIAL

-------------------------------------------------------------------------------------------
Consulting Fee    Consulting Fee      Consulting Fee Payment Milestones ("Deliverables")
  Progress         Payment Due
  Payments             Date
-------------------------------------------------------------------------------------------
                                   o  Completion of Tessera's on-site assessment of
                                      Licensee's facilities, including written report
                                      delivered to Licensee evaluating adequacy of
                                      Licensee's facilities and factory cleanrooms and
                                      Tessera's recommendations for any necessary
                                      facilities/cleanroom upgrades;

                                   o  Delivery of Tessera's written, preliminary
                                      recommendations for factory floor plans, process
                                      flow charts, materials recommendations, and staffing
                                      plans for a single semiconductor package
                                      manufacturing line for the manufacture of
                                      approximately three million TCC packages (excluding
                                      Batch Technology as defined herein) per month or the
                                      best balanced volume at the most effective price (to
                                      be mutually decided by the Parties) to be installed
                                      in Licensee's facility;

                                   o  Complete equipment list with draft, sample copies of
                                      purchase orders ready for Licensee's placement,
                                      including whenever possible at least two competing
                                      quotations for each piece of manufacturing
                                      equipment.

-------------------------------------------------------------------------------------------
 US$[*       ]  Upon receipt of     o  Completion of detailed final facilities plans, final
               the Deliverables       floor plans, and equipment designs by Licensee's
                 in the table         engineers working in cooperation with Tessera's
               cell immediately       engineers, and placement of all equipment purchase
               to the left and        orders by Licensee.
                    above
                                   o  Completion of tape design, frame design and
                                      definition of ancillaries for ST Microelectronics
                                      A4A0 chip or equivalent chip mutually agreed upon by
                                      the Parties.
-------------------------------------------------------------------------------------------
                                   o  Equipment installations completed and equipment buy-
                                      off completed as per attachment D for a single
                                      semiconductor package manufacturing line for the
                                      manufacture of approximately three million TCC
                                      packages (excluding Batch Technology as defined
                                      herein) per month or the best balanced volume at the
                                      most effective price (to be mutually decided by the
                                      Parties) at Licensee's facility and such that the
                                      line is ready for production of ST Microelectronics
                                      A4A0 chip (or equivalent chip mutually agreed upon
                                      by the Parties). This manufacturing line being ready
                                      for qualification using ST Microelectronics A4A0
                                      chip or equivalent chip mutually agreed upon by the
                                      Parties.
-------------------------------------------------------------------------------------------

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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

TESSERA CONFIDENTIAL

-------------------------------------------------------------------------------------------
 US$[*]       Upon receipt of      o  Assembly of three (3) qualification lots at
              the Deliverables        Licensee's Facility using the ST Microelectronics
              in the table cell       A4A0 semiconductor package (or equivalent chip
              immediately to the      package as mutually agreed upon by the Parties) with
              left and above          minimum yield of [*]% according to the
                                      Characterization Criteria in Attachment D hereto.
-------------------------------------------------------------------------------------------
                                   o  Notwithstanding the above Deliverables, Tessera shall
                                      have an on-going obligation to cooperate with Licensee
                                      in identifying the steps that Tessera believes are
                                      necessary for Licensee to achieve a [*]% or greater
                                      cumulative manufacturing line yield for the manufacture
                                      of TCC packages. Where reasonably possible, Tessera
                                      agrees to help Licensee achieve such steps; however,
                                      if extensive Tessera assistance is required, Tessera
                                      will bill licensee for such additional assistance at
                                      a mutually agreed upon rate.
-------------------------------------------------------------------------------------------

Licensee shall promptly pay all invoices owing on the associated Payment Due Dates, as set forth above. Further, Licensee shall execute and perform all project orders, change orders, purchase orders, applications for building permits or easements, or other regulatory request and shall promptly make all payments necessary in connection therewith or due and owing so that the purpose of the Consulting Services is not frustrated. Licensee shall assist Tessera by timely providing Licensee's facilities, manufacturing equipment, necessary personnel, along with any data, information, and Licensee's approvals which may be material or otherwise relevant to Tessera's timely performance of the Consulting Services. Licensee shall work closely with Tessera to accomplish the mutual objectives hereof.

      IV. TAXES

      Any taxes imposed by the Republic of Italy based upon payments from Licensee to Tessera under this Agreement shall be paid in accordance with the Double Taxation Convention between the United States of America and the Republic of Italy. In the event that Licensee is required to withhold the taxes from the payments by Licensee to Tessera hereunder, Licensee shall deduct and pay such taxes to the tax authorities in the Republic of Italy. Licensee shall promptly furnish Tessera with the corresponding tax receipts evidencing payments thereof. Tessera and Licensee recognize that the transactions contemplated hereunder may qualify for withholding tax exemption or rebate under applicable Republic of Italy laws and regulations and Licensee agrees, in good faith, that it will use its best efforts to aid Tessera in obtaining such exemption or rebate.

      V. LICENSEE REPORTS AND PAYMENT

      A. Payment of Fees, Quarterly Royalty Payments & Reports. Beginning on the Effective Date of this Agreement, royalties shall be calculated and paid in full in quarter annual payment periods ending March 31, June 30, September 30 and December 31 of each year. Beginning with the first such royalty payment, Licensee shall deliver a written report (as shown in Attachment B) describing the basis upon and containing the information sufficient to determine the

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

TESSERA CONFIDENTIAL

royalties due Tessera for the applicable payment period. All payments for fees or royalties under this Agreement shall be made in US Dollars by wire transfer to Union Bank of California, 99 Almaden Blvd., San Jose, CA 95113, Account Name:
Tessera, Account No.: 6450148359, Routing No. 122000496, International Swift
Code: UBLAUS66, or such other bank or account as Tessera may from time to time designate in writing. The payments of royalties and submission of such reports from Licensee to Tessera under this Paragraph shall be made within forty-five
(45) days from the end of each quarter annual payment period and shall be considered to be made as of the day on which such payments are received in Tessera's designated bank account.

      VI. TECHNICAL TRANSFERS

      A. Tessera Training Services. In addition to granting of the aforesaid licenses under the Tessera Patents and Technical Information, upon the Effective Date of this Agreement and the payment of the License Fee described in Paragraph III.A. above, Tessera will begin to transfer to Licensee the Technical Information on a mutually agreeable schedule, including certain TCC package assembly know-how, specifications and Standards for the TCC packages licensed herein. However, it is understood and agreed by both parties that Licensee will not require Technical Information transfer from Tessera in order to manufacture Tape under this Agreement and Tessera shall not transfer such Tape information to Licensee. For a period of up to twelve (12) months commencing with the Effective Date of this Agreement, and according to a mutually agreeable time schedule and manpower assignment schedule, Tessera will make certain of its engineering staff available at its San Jose facilities for transfer activities, including joint activities with Licensee's engineers, as may be necessary in accordance with mutual agreement of the parties to successfully complete the Technical Information transfer; however, Tessera shall not be obligated to provide more than forty (40) working man days of engineering support during the first twelve month period. Further, Licensee agrees that the number of actual working man-days for any training in Tessera's clean room manufacturing assembly line shall be multiplied by a factor of four (4) and applied against the remaining training time due Licensee under this Paragraph. Licensee agrees to pay all reasonable coach class air travel and hotel charges incurred by Tessera personnel in connection with engineering support performed at any of Licensee's facilities outside of San Jose. Additional engineering interactions, conducted to collaborate on technical issues of mutual concern, shall be supported by each party at its own expense. Additional engineering support (not to exceed forty
(40) working days) beyond the initial twelve month period for an additional twelve (12) month period may be made available, according to a mutually agreeable time schedule and manpower assignment schedule, at a per diem rate of US $[*] per support engineer, plus reasonable air travel and hotel charges. Any support or other services required thereafter may be provided upon terms mutually agreeable to the parties. Notwithstanding the foregoing, Tessera is under no obligation to transfer and/or license any information whether confidential, proprietary or otherwise that it may be prohibited from transferring to Licensee by contract with a third party or applicable law.

      VII. TCC IMPROVEMENT CROSS-LICENSE

      A. Tessera Improvements. Tessera will make available TCC package improvements which have been reduced to practice including changes and modifications in Standards, methods, materials and specifications relating to TCC packages during the term of this Agreement. Notwithstanding the foregoing, Tessera is under no obligation to transfer and/or license any information whether confidential, proprietary or otherwise that it may be prohibited from

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

TESSERA CONFIDENTIAL

transferring to Licensee by contract with a third party or applicable law. Notwithstanding any provision to the contrary, Tessera shall not be under any obligation to transfer or disclose actual patent applications or related documents to Licensee.

      B. Licensee Improvements. Licensee hereby grants to Tessera a world-wide, fully-paid, non-exclusive, non-sublicensable, non-transferable, perpetual, right to use Licensee Improvements and Licensee's Patents covering any inventions contained in such Licensee Improvements to manufacture, have manufactured for Tessera, use or sell TCC packages.

      C. Cross Licensing With Other Tessera Licensees. Licensee agrees to grant to the other licensees of Tessera on commercially reasonable terms a non-exclusive, non-transferable, non-sublicensable license under Licensee's Patents covering any inventions contained in such Licensee Improvements that are discoverable from an examination of the TCC packages made by Licensee unless such other licensees refuse to grant to Licensee similar licenses under any of such other licensees' patents relating to any improvements developed by such other licensee on similar commercially reasonable terms. In no event shall Licensee be under any obligation to grant such licenses to other licensees of Tessera, unless Licensee Improvements are used in IC packages sold externally to non-Affiliates or proposed by Licensee and adopted for incorporation into a TCC packaging standard.

      D. Joint Improvements. Any improvement that is made through the joint inventive efforts of Tessera and Licensee shall be deemed a "Joint Improvement" hereunder and shall be the joint property of both Tessera and Licensee, and both Tessera and Licensee shall have a fully-paid, non-assessable, transferable, perpetual, sub-licensable right and license to use such Joint Improvements, but such right and license shall not include any right of license by implication with respect to any part of the Tessera Patents. Licensee and Tessera shall reasonably consult with one another with respect to applying for and maintaining jointly owned patents with respect to such Joint Improvements at shared expense. In the event that one party hereto (the "Notifying Party") notifies the other party that the Notifying Party wishes to apply for or maintain a patent in any country for any such Joint Improvement and the other party hereto does not confirm to the Notifying Party, within thirty (30) days thereafter, that such other party will join in such patent application and share the cost thereof, the Notifying Party shall have a right, at its own expense, to apply for or maintain such patent in its own name, in which case such patent shall be the sole property of the Notifying Party, and the Joint Invention in the country covered by such patent shall be treated as an improvement made solely by the Notifying Party, and shall be subject to the provisions of this Agreement covering such party improvements. The parties hereto shall execute such documents and render such assistance as may be appropriate to enable the party properly having title to such improvements to maintain or obtain patents for the same.

      VIII. TRADEMARKS & LICENSE NOTICE

      A. Trademark Ownership. Licensee acknowledges Tessera's ownership of the following trademarks: TESSERA BLOCK LOGO, TCC, COMPLIANT CHIP, ZINGER, (mu)BGA, Micro BGA and F-(mu)BGA (hereinafter "Marks"). Licensee agrees that it will do nothing inconsistent with such ownership and that all use of the Marks by Licensee shall inure to the benefit of and be on behalf of Tessera. Licensee agrees that nothing in this Agreement shall give Licensee any right, title

TESSERA CONFIDENTIAL

or interest in the Marks other than the right to use the Marks in accordance with this Agreement to make and sell TCC packages according to the Standards.

      B. Trademark License Grant. Subject to the IC packages manufactured pursuant to this Agreement meeting all of the Standards (as defined in Paragraph I.K. and listed in Attachment C), Licensee's agreement and compliance with to other provisions of this Agreement including all attachments hereto, and Licensee's payment of the fees and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a non-exclusive, non-transferable, non-sublicensable limited license to use the Marks to identify and distinguish Licensee's royalty bearing TCC packages that are sold by Licensee under this Agreement, subject to the proper use of such Marks (as set forth in this Paragraph below) and the acknowledgement of ownership of such Marks in documentation, articles and promotional material; to wit, each such use shall contain the following text: "_______ (List of the Marks used in the item) are trademarks of Tessera, Inc." or a suitable variant thereof to account for a singular use of one or more of the Marks.

      C. Trademark Form of Use. Licensee shall use its best efforts to use the Marks as modifiers in conjunction with generic nouns, e.g. the (mu)BGA(R) package. Further, all of the Marks, except "Zinger" and "F-(mu)BGA", are federally registered by the U.S. Trademark Office. As such, Licensee shall use the "(R)" symbol adjacent the Marks in all titles and headings and other prominent uses of the Marks and shall also use its best efforts to use the "(R)" symbol on at least the first and most obvious use of each of the Marks within the text of any printed material. The terms "Zinger" and "F-(mu)BGA" are common law trademarks of Tessera. As such, Licensee shall use the "TM" symbol adjacent this Mark in all titles and headings and other prominent uses such Marks and shall also use its best efforts to use the "TM" symbol on at least the first and most obvious use of each such mark within the text of any printed material.

      D. License Notice. Licensee promotional material and advertisements referring to royalty bearing TCC packages shall include a prominent written notice that "These products are made under a license from Tessera, Inc.".

      IX. MATERIAL SUPPLIERS

      Licensee may enter agreements ("Subcontract") with suppliers of Tape, TCMT and other related packaging materials ("Supplier"), provided that: (a) prior to any disclosure of Tessera confidential information, Licensee and Supplier shall execute a Non-Disclosure Agreement having substantially similar terms as Paragraph XIV herein (Non-Disclosure); (b) Licensee shall ensure that Supplier receives no property rights to the Technical Information transferred under Subcontract and that the rights to any improvements to the Technical Information made by Supplier shall be Licensee Improvements as set forth in this Agreement;
(c) Licensee shall ensure that Supplier respects Licensee's duty to affix the appropriate notices, trademarks and other designations to each product or material made using the Technical Information as set forth under this Agreement; and (d) Licensee shall indemnify and hold harmless Tessera and its successors and assigns against any breach or any damages, costs, or expenses arising from or related to any breach by Licensee or Supplier of the foregoing obligations. Notwithstanding, this Paragraph does not apply to any technology independently developed by a Supplier.

TESSERA CONFIDENTIAL

      X. TERM AND TERMINATION

      A. Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated as provided for elsewhere in this Agreement, shall remain in full force until the expiration of the last to expire of any Tessera Patent.

      B. Termination for Breach. Either party may terminate this Agreement due to the other party's breach of this Agreement, such as failure to perform its duties, obligations, or responsibilities herein (including, without limitation, failure to pay royalties and provide reports as set forth herein). The parties agree that such breach will cause substantial damages to the party not in breach. Therefore, the parties agree to work together to mitigate the effect of any such breach; however, the non-breaching party may terminate this Agreement if such breach is not cured or sufficiently mitigated (to the non-breaching party's satisfaction) within sixty (60) days of notice thereof.

      C. Termination for Assignment. In the event that (i) a party either sells or assigns substantially all of its assets or business to a third party ("Selling Party") or (ii) a third party acquires more than fifty percent (50%) of the capital stock entitled to vote for directors of such party ("Purchasing Party"), the Selling Party shall notify the other party hereto of such sale or assignment of assets or the Purchasing Party's acquisition. In any case of sale, assignment or acquisition, the Selling Party shall provide to the other party a written confirmation from such Purchasing Party stating that such Purchasing Party shall expressly undertake all the terms and conditions of this Agreement to be performed by Selling Party. In the event that Licensee is the Selling Party and the Purchasing Party does not agree to fulfill such obligations under this Agreement, Tessera shall reserve a right to terminate this Agreement. In the event Tessera is the Selling Party, the Purchasing Party shall be bound to the terms and obligations of this Agreement.

      D. Termination for Bankruptcy. In the event that one party becomes insolvent or bankrupt, permanently ceases doing business, makes an assignment for the benefit of its creditors, commits an act of bankruptcy, commences any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings, or has commenced against it any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings that are not dismissed within sixty (60) days, then the other party shall have the right to terminate this Agreement immediately upon its notice.

      E. Any termination of this Agreement pursuant to this Paragraph X shall be deemed a termination of this Agreement in accordance with its terms (including termination of any payments of unaccrued royalties to Tessera and any rights of Licensee to use any Tessera Patent or Technical Information licensed hereunder).

      F. Survival Clause. Unless otherwise provided elsewhere in this Agreement, the following provisions shall survive the termination or expiration of this
Agreement:

         1. Licensee's obligation to make payments to Tessera accrued under this Agreement on or prior to expiration or termination.

         2. Licensee's obligation to submit written reports stipulated in Paragraph V, Licensee Reports and Payment, and to permit the inspection and audit of its account record stipulated in Paragraph XI, Reasonable Audit.

TESSERA CONFIDENTIAL

         3. Paragraph VII.B., Licensee Improvements

         4. Paragraph X, Term and Termination.

         5. Paragraph XII, No Warranties

         6. Paragraph XIII, Limitation on Damages

         7. Paragraph XIV, Non-Disclosure.

         8. Paragraph XV, Indemnity

         9. Paragraph XVI, Miscellaneous

      XI. REASONABLE AUDIT

      A. Financial Audit. Upon reasonable written prior notice, Tessera shall have the right to examine and audit through an independent third party CPA firm, not more frequently than once per year, all records of Licensee that may contain information bearing upon the amount of fees payable under this Agreement; provided, that the said auditor shall have agreed in advance in writing to maintain in confidence and not to disclose to Tessera or any third party any Licensee proprietary information obtained during the course of such audit. The results of any such audit shall be final, and within thirty (30) days after receiving the auditor's report, Licensee shall make payment to Tessera of any amount which may be found to be payable, if any. Tessera shall bear the expenses of such audit examinations unless royalties due and owing to Tessera are determined by the auditor to be at least five percent (5%) greater than such similar amounts as calculated and/or paid by Licensee, in which case Licensee shall bear such expenses.

      B. Standards Audit. Prior to the first shipment of TCC packages to a third party by Licensee upon which Licensee intends to bear the Marks under the license set forth in Paragraph VIII.B. pursuant to this Agreement, Licensee shall provide Tessera with sufficient quantities of such packages to enable Tessera to determine if such packages are in compliance with the Standards within a industry standard reasonable timeframe. Upon receipt of such packages, Tessera shall promptly perform the tests set forth in Attachment C and provide a written report to Licensee detailing the results of the tests so performed. After the Licensee manufactured TCC packages have passed Tessera's testing requirements, Licensee may use the Marks as set forth in Paragraph VIII. To ensure the on-going, future minimum quality and reliability of the TCC packages sold by Licensee under any of the Marks pursuant to this Agreement, Tessera shall have a right to perform the tests set forth in Attachment C at any time during the term of this Agreement upon 60 day written notice by Tessera to Licensee of Tessera's intention to perform such Standards testing. Upon Licensee's receipt of such written notice from Tessera, Licensee shall promptly provide sufficient quantities of TCC packages for such testing. Upon receipt of such packages, Tessera shall promptly perform the tests and provide a written report to Licensee detailing the results of the tests so performed.

TESSERA CONFIDENTIAL

      XII. NO WARRANTIES

      Licensee acknowledges and agrees that the rights and licenses, Tessera Patents, Technical Information and specifications granted or otherwise provided hereunder are provided to Licensee "AS IS", with no warranty of any kind. TESSERA MAKES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, QUALITY, USEFULNESS OR NONINFRINGEMENT. Tessera makes no warranty that the Tessera Patents, Technical Information, specifications or Standards will be sufficient to yield any particular result.

      XIII. LIMITATION ON DAMAGES

      IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY) FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

      XIV. NON-DISCLOSURE

      A. Confidential Information Definition. "Confidential Information" includes all information disclosed prior to the expiration or termination of this Agreement by one party to another hereunder including, without limitation, ideas, inventions (whether patentable or not), designs, product concepts, improvements, manufacturing tolerances, quality standards, business strategies, forecasts, customer lists, product development plans and marketing plans, provided that such information is designated and marked as being confidential in nature by the disclosing party at the time of disclosure to the receiving party and provided further that such information, if disclosed orally, is reduced to writing, marked as being confidential, and delivered to the receiving party within thirty (30) days after such disclosure.

      B. Exclusions. Notwithstanding, Confidential Information shall not include any information which: (1) was lawfully in possession prior to receipt from disclosing party; (2) is or becomes a matter of public knowledge through no fault of the receiving party; (3) is lawfully obtained by the receiving party from a third party under no obligation of confidentiality; (4) is independently invented by the receiving party without reference to the disclosed Confidential Information; or (5) the receiving party receives prior written consent from the disclosing party for disclosure of certain Confidential Information to a third party.

      C. Standard of Care. The receiving party shall hold in confidence and protect the disclosed Confidential Information by using the same degree of care as they would use to protect their own Confidential Information, but no less than a reasonable degree of care, to prevent unauthorized use, dissemination, or publication of the Confidential Information. The parties hereto agree that there is a duty to promptly advise the disclosing party of any unauthorized disclosure or use of Confidential Information. The receiving party agrees the damages to the disclosing party for improper disclosure of Confidential Information will result in irreparable harm to the disclosing

TESSERA CONFIDENTIAL

party and that therefore the disclosing party will be entitled to equitable relief, including but not limited to injunctive relief. Notwithstanding, the receiving party shall not be liable for any disclosure resulting from the sale of any physical product or component; further, the receiving party may disclose the other party's Confidential Information to the receiving party's Affiliates, Suppliers or consultants where necessary for the manufacture, use or sale of products by the receiving party so long as a suitable non-disclosure agreement has been signed between such parties which has substantially similar terms as this Paragraph XIV.

      D. Confidentiality Period. The parties agree that Confidential Information shall be maintained in confidence by the receiving party for a period of five
(5) years from the date of first disclosure to the receiving party by the disclosing party and shall not be used by the receiving party except in furtherance of the rights and licenses granted pursuant to this Agreement.

      E. Early Termination & Return of Confidential Information. In the event this Agreement is terminated for any reason and upon a request by a disclosing party, the receiving party will promptly return or certify the destruction of all Confidential Information it received from the disclosing party along with all copies made by the receiving party. Upon such a request, the disclosing party's Confidential Information contained on data storage media shall be certified as being deleted therefrom.

      F. Promotional Materials. The parties hereto shall consult with each other from time to time and mutually approve promotional materials, including samples, technical data, or otherwise containing any proprietary and/or confidential information of the parties, for disclosure to customers by either party or jointly under a mutually agreeable and reciprocal non-disclosure agreement.

      G. Breach of Confidentiality. Breach of this Paragraph XIV by either party shall be deemed sufficient cause for the other party to terminate any further obligation to make confidential disclosures to the breaching party without limiting any other remedy at law. If such a breach occurs, the non-breaching party shall send a written notification to the breaching party. The breaching party will then have thirty (30) days from the mailing date of the notification within which to mitigate the effects of the wrongful disclosure amounting to a breach hereunder. If such actions are sufficient to mitigate the effects of the wrongful disclosure, the obligation of the non-breaching party to make confidential disclosures shall resume.

      H. Employee Agreements. Both parties hereto represent that all of their employees, including contract employees, shall have executed agreements obligating such employees to assign ideas and inventions to their respective employer prior to having access to Confidential Information received hereunder.

      I. Superceding Prior Confidentiality Terms. This supersedes all prior written or oral understandings or agreements with respect to non-disclosure or confidentiality issues.

      XV. INDEMNITY

      A. Licensee agrees to defend, indemnify and hold Tessera harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees and expenses) arising out of or related to Licensee's use of Tessera Patents or Technical Information.

TESSERA CONFIDENTIAL

Notwithstanding, Licensee shall not bear the obligation or expense of defending the validity of any Tessera Patent. Tessera shall have sole control over and bear the expense for so defending the validity of the Tessera Patents.

      B. Tessera agrees to defend, indemnify and hold Licensee harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees and expenses) arising out of or related to Tessera's use of Licensee Improvements. Notwithstanding, Tessera shall not bear the obligation or expense of defending the validity of any Licensee Patent. Licensee shall have sole control over and bear the expense for so defending the validity of the Licensee Patents.

      XVI. MISCELLANEOUS

      The following additional terms shall apply to this Agreement:

      A. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California, irrespective of choice of laws provisions. Both parties shall use reasonable efforts to resolve by mutual agreement any disputes, controversies, claims or difference which may arise from, under, out of or in connection with this Agreement. If such disputes, controversies, claims or differences cannot be settled between the parties, any litigation between the parties relating to this Agreement shall take place in San Jose, California. The parties hereby consent to personal jurisdiction and venue in the state and federal courts of California.

      B. No Waiver. Any waiver, express or implied, by either of the parties hereto of any right hereunder or default by the other party, shall not constitute or be deemed a continuing waiver or a waiver of any other right or default. No failure or delay on the part of either party in the exercise of any right or privilege hereunder shall operate as waiver thereof, nor shall any single or partial exercise of such right or privilege preclude other or further exercise thereof or any other right or privilege.

      C. Equitable Relief: Nothing herein shall preclude either party from taking whatever actions are necessary to prevent immediate, irreparable harm to its interests. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation.

      D. Notices. All notices, required documentation, and correspondence in connection herewith shall be in the English language, shall be provided in writing and shall be given by facsimile transmission or by registered or certified letter to Tessera and Licensee at the addresses and facsimile numbers set forth below:

      Tessera:              Tessera, Inc.
                            3099 Orchard Dr.
                            San Jose, California 95134
                            Facsimile No.: 408-894-0768
                            Attn.: Chief Executive Officer

TESSERA CONFIDENTIAL

      Licensee:            EEMS Italia, SpA
                           Viale Delle Scienze
                           021015 Cittaducale, RI
                           Facsimile No.: 390-746-604-262
                           Attn.: President

      Either Party may change its address and/or facsimile number by giving the other party notice of such new address and/or facsimile number. All notices if given or made by registered or certified letter shall be deemed to have been received on the earlier of the date actually received and the date three days after the same was posted and if given or made by facsimile transmission shall be deemed to have been received at the time of dispatch, unless such date of receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day.

      E. Documentation Managers. Both Licensee and Tessera shall designate a Documentation Manager to perform the task of logging and tracking the confidential documents transferred between the companies. If possible, each transfer of confidential information should be first transferred between the respective Documentation Managers before disclosure in a meeting or via mail/fax. If the information is first disclosed between representatives of the parties, an effort should be made to send a copy of the disclosed information to the receiving party's Documentation Manager along with the date of the disclosure. Tessera's Documentation Manager is Christopher M. Pickett, Vice President and General Counsel and may be contacted at the Tessera fax and street address. Licensee's Documentation Manager is Enzo D'Antonio, President and may be contacted at Licensee's fax and street address. Either party may change its Documentation Manager or the associated address and/or facsimile number by giving the other party notice of such new information.

      F. Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their reasonable efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

      G. Force Majeure. Neither party shall be liable for any failure to perform or for any delay in performance of any obligation under this Agreement caused by circumstances beyond its reasonable control including, but not limited to, fire, storm, flood, earthquake, explosion, war, labor disputes, acts of God, acts of any national, state, or local government authority, and judicial action, provided that the delayed party: (i) gives the other party written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof; and (ii) uses its reasonable efforts to correct such failure or delay of its performance. If a party's performance is delayed under this Paragraph more than sixty (60) days after the date when such performance was due, the parties shall negotiate in good faith (i) to amend the delayed obligation to accommodate the force majeure event, (ii) to delete the delayed obligation if such deletion will not affect the validity or enforceability of the remainder of this Agreement, provided such amendment or deletion complies with the intent of the parties as stated herein, or (iii) to terminate this Agreement (as per Paragraph X.B., above) upon the mutual agreement of the parties.

TESSERA CONFIDENTIAL

      H. Assignment. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

      I. No Agency. Nothing in this Agreement or any Attachment hereto shall be construed to deem either party as agent for the other.

      J. Export Regulations. Both parties shall comply with the laws and regulations of the government of the United States and of any other country as relevant to each party hereto relating to the export of commodities and technical data.

      K. Section Headings. The headings and captions used herein shall not be used to interpret or construe this Agreement.

      L. Entire Understanding. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TESSERA, INC.                                EEMS ITALIA, SPA

By: /s/ BRUCE McWILLIAMS                     By: /s/ ENZO D'ANTONIO
    ------------------------------               ------------------------------
Print Name: Bruce McWilliams                 Print Name: Enzo D'Antonio
            ----------------------                       ----------------------
Title: CEO                                   Title: CEO
       ----------------------------                 ----------------------------
Date: Sept 23, 1999                          Date: September 24, 1999
      -----------------------------                -----------------------------